Exhibit (j.)

Consent of KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors:

Sit Mutual Funds, Inc.

Sit Large Cap Growth Fund, Inc.

Sit Mid Cap Growth Fund, Inc.

We consent to the use of our report dated August 18, 2017 on the financial statements of Sit Balanced Fund, Sit Dividend Growth Fund, Sit Global Dividend Growth Fund, Sit ESG Growth Fund, Sit Small Cap Dividend Growth Fund, Sit Small Cap Growth Fund, Sit International Growth Fund, Sit Developing Markets Growth Fund (each a series of Sit Mutual Funds, Inc.), Sit Large Cap Growth Fund, Inc., and Sit Mid Cap Growth Fund, Inc. (collectively, the Funds) as of June 30, 2017, incorporated herein by reference and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Custodian; Transfer Agent; Counsel; Accountants” in the Statement of Additional Information.

/s/ KPMG LLP

Minneapolis, Minnesota

September 22, 2017

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